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                                                                    EXHIBIT 99.1

                 Onvia.com Sells Additional 2.6 Million Shares

 Previous Investor Internet Capital Group to Purchase Shares for $55.9 million

SEATTLE--(BUSINESS WIRE)--March 21, 2000--Onvia.com (Nasdaq:ONVI - news) announced today the private placement of an additional 2,666,666 shares of common stock to previous investor Internet Capital Group.

The stock was sold at the initial public offering price of $21.00 per share, for a total of $55.9 million.

The private placement was conditioned upon the sale of shares in Onvia.com's initial public offering. This purchase brings Internet Capital Group's ownership in Onvia.com to approximately 21.8 percent.

Onvia.com is the leading business-to-business emarketplace for small business buyers and sellers. Onvia.com's emarketplace is designed to help small businesses succeed by providing a single online destination where small businesses can buy and sell services and products, exchange valuable news, product and service information and access productivity tools.

Internet Capital Group is an Internet holding company primarily engaged in managing and operating a network of business-to-business (B2B) e-commerce companies. The company's goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy.

About Onvia.com

Onvia.com, headquartered in Seattle, is a leading business-to-business emarketplace for small business buyers and sellers. The Onvia.com emarketplace is designed to help small businesses succeed by providing a single online destination where small businesses can buy and sell services and products, exchange valuable news, product and service information and access productivity tools. For more information, contact Onvia.com: 1000 Dexter Ave. N., Fourth Floor, Seattle, WA 98109. Phone: 206/282-5170. Web: www.onvia.com.

Contact:  Onvia.com Gretchen Sorensen, 206/352-4934 gsorensen@onvia.com